Filed Pursuant to Rule 433

Registration Statement No. 333-218460-01

Relating to Preliminary Prospectus Supplement dated November 17, 2017 and

Prospectus dated June 2, 2017

Boston Properties Limited Partnership

$850,000,000 3.200% Senior Notes due 2025

Issuer:	Boston Properties Limited Partnership

Type:	SEC Registered

Size:	$850,000,000

Maturity:	January 15, 2025

Coupon (Interest Rate):	3.200%

Benchmark Treasury:	2.250% due October 31, 2024

Benchmark Treasury Price / Yield:	100-02+ / 2.238%

Spread to Benchmark Treasury:	1.000% (T + 100 basis points)

Yield to Maturity:	3.238%

Expected Ratings* (Moody’s / Standard & Poor’s / Fitch Ratings):	Baa2 / A- / BBB+

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2018

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time before three months prior to January 15, 2025 based on U.S. Treasury plus 15 basis points, or at par thereafter

Initial Price to Public:	99.757%

Settlement Date:	T+10; December 4, 2017

Denominations:	$1,000 × $1,000

CUSIP / ISIN:	10112R AZ7 / US10112RAZ73

Joint Book-Running Managers:

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Morgan Stanley & Co. LLC

Jefferies LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Fifth Third Securities, Inc. Mizuho Securities USA LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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